UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2017

KEANE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37988	38-4016639
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

2121 Sage Road, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)
(713) 960-0381
Registrant’s telephone number, including area code

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On May 18, 2017, Keane Group, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with RockPile Energy Holdings, LLC, a Delaware limited liability company (the “Principal Seller”), RockPile Management NewCo, LLC, a Delaware limited liability company (together with the Principal Seller, the “Seller Parties”) and RockPile Energy Services, LLC, a Colorado limited liability company, on behalf of itself and its subsidiaries (“RockPile”), providing for the purchase of 100% of the outstanding equity interests of RockPile from the Seller Parties (the “Purchase”).
Subject to the terms and conditions of the Purchase Agreement, which has been unanimously approved by the Boards of Directors of the Company, the Seller Parties will collectively receive, subject to certain adjustments in the Purchase Agreement, (i) $135 million in cash, (ii) 8,684,210 shares of the Company’s common stock (the “Acquisition Shares”) and (iii) approximately $26.5 million for capital expenditures (including $9 million in deposits previously paid by the Seller Parties and to be reimbursed by the Company at closing) for 30,000 previously ordered hydraulic fracturing horsepower. In addition, subject to the final terms and conditions of the Keane Group Contingent Value Rights Agreement (the “CVR Agreement”) which is expected to be entered into upon completion of the Purchase (the “Closing Date”) between the Company and the Principal Seller, the Principal Seller and certain permitted assignees (the “Permitted Assignees”) will receive one non-transferable contingent value right for each Acquisition Share, which will collectively entitle the Principal Seller and the Permitted Assignees to receive an aggregate payment (the “Aggregate CVR Payment Amount”) equal to the CVR Payment Amount (as defined herein) multiplied by the number of Acquisition Shares held by the Principal Seller on the CVR Payment Date (as defined herein), provided that the Twenty-Day VWAP (as defined herein) is less than $19.00. The date of such payment (the “CVR Payment Date”) shall occur on the fifth day following the nine month anniversary of the Closing Date (such anniversary date, the “Maturity Date”). The “CVR Payment Amount” will be equal to the difference between (a) $19.00 and (b) the arithmetic average of the dollar volume weighted average price of the Company’s common stock on each trading day during twenty (20) trading days randomly selected by the Company during the thirty (30) trading day period immediately preceding the last business day prior to the Maturity Date (the “Twenty-Day VWAP”), provided that the CVR Payment Amount shall not exceed $2.30. The Aggregate CVR Payment Amount shall be reduced on a dollar for dollar basis if (i) the aggregate gross proceeds received in connection with the resale of any Acquisition Shares plus (ii) the product of the number of Acquisition Shares held by the Principal Seller and the Permitted Assignees on the CVR Payment Date and the Twenty-Day VWAP plus (iii) the Aggregate CVR Payment Amount exceeds $165 million. The form of the CVR Agreement is attached as Exhibit D to the Purchase Agreement, which is filed as Exhibit 10.1 hereto.
In addition, pursuant to the terms of the Purchase Agreement, the Company, the Principal Seller and the Permitted Assignees will enter into a lock up agreement on the Closing Date which will, subject to certain exceptions, restrict the ability of the Principal Seller and the Permitted Assignees to dispose of the Acquisition Shares (i) for a period from the Closing Date until July 18, 2017 without the prior written consent of each of the Company and Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC (as representatives of the several underwriters party to the Company’s Underwriting Agreement, dated January 19, 2017) and (ii) for a period from the Closing Date until the six month anniversary of the Closing Date without the prior written consent of the Company. The form of the lock-up agreement is attached as Exhibit C to the Purchase Agreement, which is filed as Exhibit 10.1 hereto.
Pursuant to the terms of the Purchase Agreement, the Company will amend and restate its Stockholders’ Agreement with Keane Investor Holdings LLC (as amended, the “Amended and Restated Stockholders’ Agreement) on the Closing Date primarily to provide (i) that the Company will be obligated to register for resale, under certain conditions, the Acquisition Shares, and (ii) that the Principal Seller will be entitled to designate, subject to certain conditions, one (1) observer to the Company’s Board of Directors. The form of the Amended and Restated Stockholders’ Agreement is attached as Exhibit B to the Purchase Agreement, which is filed as Exhibit 10.1 hereto.
The Purchase Agreement contains customary representations and warranties from both the Company, RockPile, and the Seller Parties, and each have agreed to customary covenants, including, among others, covenants relating to: (1) the conduct of RockPile’s business during the interim period between the execution of the Purchase Agreement and the Closing Date; (2) RockPile’s obligation to provide interim financial statements; and (3) subject to certain exceptions, the Company’s obligations to use reasonable best efforts to arrange and obtain financing for the Purchase on the terms and subject only to the terms described in the Commitment Letter (as defined herein). The Seller Parties and RockPile have also agreed not to (1) solicit proposals relating to alternative business combination transactions with respect to RockPile or (2) enter into any discussions, or enter into any agreement, concerning, or provide confidential information in connection with, any proposals for alternative business combination transactions with respect to RockPile, and immediately cease or cause to be terminated any existing discussions or negotiations relating to alternative business combination transactions with respect to RockPile.

Completion of the Purchase is subject to certain customary conditions, including, among others, (1) receipt of required regulatory approvals; (2) the absence of any injunction, order or other legal restraint prohibiting the completion of the Purchase; and (3) delivery of all of the closing deliverables set forth in the Purchase Agreement. Subject to the receipt of all required approvals and the satisfaction of all other conditions, the Purchase is expected to be completed by the end of the second quarter or early in the third quarter of 2017.
The Purchase Agreement contains certain termination rights for the Company and the Principal Seller, as the case may be, applicable in the following circumstances: (1) the mutual written consent of the parties; (2) if the Purchase has not been completed by July 31, 2017, but only if the failure to complete the Purchase is not due to the failure of the terminating party to comply with the Purchase Agreement; (3) a breach of the Purchase Agreement by the other party that is not or cannot be cured or is not waived within 30 days after notice of such breach, if such breach would result in a failure of the conditions to closing set forth in the Purchase Agreement; (4) if any required regulatory approvals for consummation of the Purchase or the other transactions contemplated by the Purchase Agreement are denied; and (5) by the Principal Seller, subject to certain conditions, by reason of the Company’s failure to obtain sufficient financing to complete the Purchase. The Purchase Agreement provides that, if all of the conditions to the Purchase have been satisfied and the Company fails to consummate the Purchase by reason of a failure to consummate the financing described below, the Company will pay RockPile $21 million.
The foregoing description of the Purchase Agreement and the Purchase does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated into this report, by reference.
In connection with the Purchase, on May 18, 2017, Keane Group Holdings, LLC, Keane Frac, LP and KS Drilling, LLC (the “Term Loan Parties”) entered into a Commitment Letter (the “Commitment Letter” pursuant to which Owl Rock Capital Corporation (“Owl Rock”) committed to provide on the Closing Date, subject to certain conditions, a $285,000,000 senior secured term loan facility (the “New Term Loan Facility”), the proceeds of which will be used as follows (i) $150,000,000 will be used to repay the aggregate principal amount outstanding under the existing Term Loan Agreement, dated March 15, 2017, among the Company, as the parent guarantor, Keane Group Holdings, LLC, as the lead borrower, the other borrowers party thereto, the other guarantors party thereto, the lenders party thereto, and Owl Rock, as administrative and collateral agent (the “Existing Term Loan Agreement”), and (ii) the remaining $135,000,000 (the “Additional Financing”) will be used (x) to fund the cash consideration in connection with the Purchase and any other payments required under the Purchase Agreement, (y) to pay fees and expenses related to the foregoing and (z) for general corporate purposes. The terms and conditions governing the New Term Loan Facility will be substantially similar to the terms and conditions contained in the Existing Term Loan Agreement. Additionally, at Owl Rock's election and with the consent of Keane Group Holdings, LLC, the parties may document the Additional Financing in the form of an incremental facility to the Existing Term Loan Agreement which would not require the repayment of the aggregate principal amount outstanding under the Existing Term Loan Agreement, but would be made as part of the facility under the Existing Term Loan Agreement. The foregoing description of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Commitment Letter, which is filed as Exhibit 10.2 hereto, and is incorporated into this report, by reference.
In connection with the Purchase and Owl Rock’s issuance of the Commitment Letter, Keane Group Holdings, LLC, the Company, Keane Frac, LP, KS Drilling, LLC, KGH Intermediate Holdco I, LLC, KGH Intermediate Holdco II, LLC, and Keane Frac GP, LLC entered into an Amendment and Waiver (the “ABL Amendment and Waiver”), dated May 18, 2017, to the Asset-Based Revolving Credit Agreement, dated February 17, 2017, by and among Keane Group Holdings, LLC, as lead borrower, the Company, the other borrowers and guarantors named therein, the arrangers party thereto, each lender from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent. The ABL Amendment and Waiver primarily provides for consent of the Purchase and the transactions contemplated by the Commitment Letter, subject to certain conditions, including that the Closing Date occurs within 120 days of the date of execution of the ABL Amendment and Waiver and that any contingent consideration (other than any net working capital adjustment) due under the Purchase Agreement is paid within one year of the date of execution of the ABL Amendment and Waiver. The foregoing description of the ABL Amendment and Waiver does not purport to be complete and is qualified in its entirety by reference to the ABL Amendment and Waiver, which is filed as Exhibit 10.3 hereto, and is incorporated into this report, by reference.

Item 8.01 Other Events
On May 18, 2017, the Company and RockPile issued a joint press release announcing the execution of the Purchase Agreement. A copy of the press release is filed as Exhibit 99.1 and incorporated herein by reference. Also, the Company intends to make an investor presentation on May 19, 2017 with respect to the Purchase and related matters. A copy of the investor presentation is filed as Exhibit 99.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
 (d) Exhibits

Exhibit No.	Description

10.1
Purchase Agreement, dated May 18, 2017, by and among the Company, Rockpile Energy Holdings, LLC, RockPile Management NewCo, LLC and Rockpile Energy Services, LLC, on behalf of itself and its subsidiaries

10.2	Commitment Letter, dated May 18, 2017, by and among Owl Rock Capital Corporation, Keane Group Holdings, LLC, Keane Frac, LP and KS Drilling, LLC

10.3
Amendment and Waiver, dated May 18, 2017, to the Asset-Based Revolving Credit Agreement, dated February 17, 2017, by and among Keane Group Holdings, LLC, as the lead borrower, the borrowers and guarantors party thereto, the arrangers party thereto, and Bank of America, N.A., as administrative and collateral agent

99.1	News Release dated May 18, 2017

99.2	Investor Presentation dated May 18, 2017

SIGNATURES
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEANE GROUP, INC.

Date: May 18, 2017	By:	/s/ Kevin M. McDonald
	Name:	Kevin M. McDonald
	Title:	Executive Vice President, General Counsel
and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1
Purchase Agreement, dated May 18, 2017, by and among the Company, RockPile Energy Holdings, LLC, RockPile Management NewCo, LLC and RockPile Energy Services, LLC, on behalf of itself and its subsidiaries

10.2	Commitment Letter, dated May 18, 2017, by and among Owl Rock Capital Corporation, Keane Group Holdings, LLC, Keane Frac, LP and KS Drilling, LLC

10.3
Amendment and Waiver, dated May 18, 2017, to the Asset-Based Revolving Credit Agreement, dated February 17, 2017, by and among Keane Group Holdings, LLC, as the lead borrower, the borrowers and guarantors party thereto, the arrangers party thereto, and Bank of America, N.A., as administrative and collateral agent

99.1	News Release dated May 18, 2017

99.2	Investor Presentation dated May 18, 2017